UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Centene Corporation
7711 Carondelet Avenue
St. Louis, Missouri 63105

March 13, 2009

Dear Fellow Stockholders:

Our 2009 Annual Meeting of Stockholders will be held at The Ritz-Carlton, 100 Carondelet Avenue, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 28, 2009. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

We are pleased to continue taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On March 13, 2009, we mailed to our stockholders a Notice containing instructions on how to access our Proxy Statement, Summary Annual Report, and Annual Report on Form 10-K and vote on-line.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.   The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. To vote by internet or telephone, please follow the instructions on your proxy notice. To vote by mail, request a set of proxy materials as instructed on the proxy notice received. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

MICHAEL F. NEIDORFF
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION
7711 CARONDELET AVENUE
ST. LOUIS, MISSOURI 63105

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 28, 2009

Place	The Ritz-Carlton 100 Carondelet Avenue St. Louis, Missouri 63105 Amphitheatre

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect three Class II directors to three-year terms;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 27, 2009.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the proxy notice for additional information.

Stockholder List
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at our offices located at 7711 Carondelet Avenue, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 14, 2009, up to one hour prior to the time of the meeting.

Attending the Annual Meeting
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the board of directors,

Keith H. Williamson Secretary

St. Louis, Missouri
March 13, 2009

PROXY STATEMENT
FOR THE
CENTENE CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you a notice of this proxy statement because our board of directors is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 28, 2009, at The Ritz-Carlton, 100 Carondelet Avenue, St. Louis, Missouri.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees.

We are making this proxy statement, our 2008 Summary Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 available to stockholders for the first time on or about March 13, 2009.

Who May Vote

Holders of record of our common stock at the close of business on February 27, 2009 are entitled to one vote per share on each matter properly brought before the meeting. The proxy notice states the number of shares you are entitled to vote.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth in the notice appearing before this proxy statement, to make arrangements to review a copy of the stockholder list at our offices located at 7711 Carondelet Avenue, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 14, 2009, up to one hour prior to the time of the meeting.

How to Vote

You may vote your shares at the meeting in person or by proxy:

•
TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

•
TO VOTE BY PROXY, you must follow the instructions on the proxy notice and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify. If, after requesting paper materials, you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the notice appearing before this proxy statement;

•	send us another signed proxy with a later date; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

Attending the Annual Meeting

If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

Quorum Required to Transact Business

At the close of business on February 27, 2009, 43,185,370 shares of our common stock were outstanding. Our by-laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Required to Approve Proposals

In the election of directors, the three nominees receiving the greatest number of votes cast “FOR” shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Abstentions with respect to a matter are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal.  Broker non-votes with respect to a matter will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class II Directors

The first proposal on the agenda for the meeting is the election of three nominees to serve as Class II directors for three-year terms beginning at the meeting and ending at our 2012 Annual Meeting of Stockholders.

Under our by-laws, our board of directors has the authority to fix the number of directors, provided that the board must have between five and eleven members. The board of directors currently consists of nine members. Our by-laws provide that the board is to be divided into three classes serving for staggered three-year terms.

The board has nominated Robert K. Ditmore, Frederick H. Eppinger and David L. Steward, current Class II directors, for re-election to the board. Brief biographies of the nominees, as of February 27, 2009, follow. You will find information about their stock holdings on page 27.

Class II Directors

Robert K. Ditmore
Mr. Ditmore has been a director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Ditmore also served as a director of UnitedHealth Group Inc. from 1985 to 1995. Mr. Ditmore is 75 years old.

Frederick H. Eppinger
Mr. Eppinger has been a director since April 2006. Mr. Eppinger has served as a director and President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003. From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for Channel Point, Inc. From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992. Mr. Eppinger is 50 years old.

David L. Steward
Mr. Steward has been a director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. and Telcobuy.com provide electronic procurement and logistics services to companies in the information technology and telecommunications industries. He also serves as director of First Banks, Inc., a registered bank holding company. Mr. Steward is 57 years old.

We expect that Messrs. Ditmore, Eppinger and Steward will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees.

The board believes the election of these three nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the three nominees.

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2008.  The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements. Our board of directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the audit committee will consider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

The board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Other Matters

Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the board of directors intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the above procedures.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2010 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at 7711 Carondelet Avenue, St. Louis, Missouri 63105, before November 13, 2009. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2010 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not yet set a date for our 2010 Annual Meeting of Stockholders. If the 2010 Annual Meeting of Stockholders were to be held on April 28, 2010, the anniversary of the 2009 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be February 27, 2010. If a proposal is submitted pursuant to our by-laws by February 27, 2010 but after November 13, 2009, the stockholder may not require that the proposal be included in the proxy statement for the 2010 Annual Meeting of Stockholders. If the date of our 2010 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 28, 2010, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

INFORMATION ABOUT CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Background Information about Directors Continuing in Office

Our Class I and Class III directors will continue in office following the meeting. The terms of our Class I directors will expire upon our 2011 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon our 2010 Annual Meeting of Stockholders. Brief biographies of these directors follow. You will find information about their holdings of common stock on page 27.

Class I Directors

Michael F. Neidorff
Mr. Neidorff has served as our Chairman and Chief Executive Officer since May 2004.  From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our board of directors.  From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly-traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater

St. Louis, a subsidiary of United Healthcare Corp., a publicly-traded managed care organization now known as UnitedHealth Group Incorporated.  Mr. Neidorff also serves as a director of Brown Shoe Company, Inc., a publicly-traded footwear company with global operations.  Mr. Neidorff is 66 years old.

Richard A. Gephardt
Mr. Gephardt has been a director since December 2006. Mr. Gephardt is CEO and President of Gephardt Group, LLC a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiatives. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005, as Senior Advisor to DLA Piper since June 2005, and as Senior Advisor to FTI since January 2007.  Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. He also serves as a director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components; US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets; Embarq Corporation, a communication services company; and Dana Corporation, an auto parts manufacturer and supplier. Mr. Gephardt is 68 years old.

John R. Roberts
Mr. Roberts has been a director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006. Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a director of Regions Financial Corporation, a provider of banking, brokerage, mortgage and insurance products and services, and Energizer Holdings, Inc., a manufacturer of household products. Mr. Roberts is 67 years old.

Class III Directors

Steve Bartlett
Mr. Bartlett has been a director since May 2004. Mr. Bartlett is President and Chief Executive Officer of The Financial Services Roundtable in Washington, D.C., a position he has held since 1999. Mr. Bartlett served as the Mayor of Dallas, Texas from 1991 to 1995 and as a Member of the U.S. House of Representatives from 1983 to 1991. Mr. Bartlett is 61 years old.

Pamela A. Joseph
Ms. Joseph has been a director since September 2007.  Ms. Joseph has served as Vice Chairman of U.S. Bancorp and Chairman and Chief Executive Officer of NOVA Information Systems, Inc. since 2004.  From 2000 to 2004, Ms. Joseph served as President and Chief Operating Officer for NOVA Information Systems, Inc.  She also serves as a director for Paychex Inc., a payroll, human resource, and employee benefit outsourcing solution for small to medium sized businesses. Ms. Joseph is 50 years old.

Tommy G. Thompson
Mr. Thompson has been a director since April 2005. Mr. Thompson is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C.; is President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions; and works for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of

U.S. Department of Health & Human Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. He also serves as a director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; Pure Bioscience, a manufacturer and marketer of technology-based bioscience products; and SpectraScience Inc., a designer and manufacturer of medical devices.  Mr. Thompson is 67 years old.

No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

Background Information about Executive Officers

Our executive officers are elected by our board of directors and hold office until the first meeting of the board following an annual meeting of stockholders, subject, in the case of Michael F. Neidorff, to the term of his employment agreement with us. Brief biographies of our executive officers, as of February 27, 2009, follow. You will find information about their holdings of common stock on page 27.

Michael F. Neidorff	Mr. Neidorff is our Chairman, President and Chief Executive Officer. You will find background information about Mr. Neidorff on page 4.

Mark. W. Eggert
Mr. Eggert has served as our Executive Vice President, Health Plan Business Unit since November 2007.  From January 1999 to November 2007, Mr. Eggert served as the Associate Vice Chancellor and Deputy General Counsel at Washington University, where he oversaw the legal affairs of the School of Medicine.  Mr. Eggert is 47 years old.

Carol E. Goldman
Ms. Goldman has served as Executive Vice President and Chief Administrative Officer since June 2007.  From July 2002 to June 2007, she served as our Senior Vice President, Chief Administrative Officer.  From September 2001 to July 2002, Ms. Goldman served as our Plan Director of Human Resources.  From 1998 to August 2001, Ms. Goldman was Human Resources Manager at Mallinckrodt Inc., a medical device and pharmaceutical company.  Ms. Goldman is 51 years old.

Cary D. Hobbs
Ms. Hobbs has served as our Senior Vice President, Business Management and Integration since September 2007.  She served as our Senior Vice President of Strategy and Business Implementation from January 2004 to September 2007.  She served as our Vice President of Strategy and Business Implementation from September 2002 to January 2004 and as our Director of Business Implementation from 1997 to August 2002.  Ms. Hobbs is 41 years old.

Jesse N. Hunter
Mr. Hunter has served as our Executive Vice President, Corporate Development since April 2008.  He served as our Senior Vice President, Corporate Development from April 2007 to April 2008.  He served as our Vice President, Corporate Development from December 2006 to April 2007.  From October 2004 to December 2006, he served as our Vice President, Mergers & Acquisitions.  From July 2003 until October 2004, he served as the Director of

Mergers & Acquisitions and from February 2002 until July 2003, he served as the Manager of Mergers & Acquisitions. Mr. Hunter is 33 years old.

Donald G. Imholz
Mr. Imholz has served as our Senior Vice President and Chief Information Officer since September 2008.  From January 2008 to September 2008, Mr. Imholz was an independent consultant working for clients across a variety of industries. From January 1975 to January 2008, Mr. Imholz was with The Boeing Company and served as Vice President of Information Technology from 2002 to January 2008. In that role, Mr. Imholz was responsible for all application development and support worldwide.  Mr. Imholz is 57 years old.

Edmund E. Kroll
Mr. Kroll has served as our Senior Vice President, Finance and Investor Relations since May 2007.  From June 1997 to November 2006, Mr. Kroll served as Managing Director at Cowen and Company LLC, where his research coverage focused on the managed care industry, including the Company.  Mr. Kroll is 49 years old.

Frederick J. Manning
Mr. Manning has served as our Executive Vice President, Celtic Insurance Company since July 2008.  From 1978 to July 2008, Mr. Manning served as Chief Executive Officer and Chairman of the Board of Celtic Insurance Company.  Mr. Manning is 61 years old.

William N. Scheffel
Mr. Scheffel has served as our Executive Vice President, Specialty Business Unit since June 2007. From May 2005 to June 2007, he served as our Senior Vice President, Specialty Business Unit.  From December 2003 until May 2005, he served as our Senior Vice President and Controller.  From July 2002 to October 2003, Mr. Scheffel was a partner with Ernst & Young LLP.  From 1975 to July 2002, Mr. Scheffel was with Arthur Andersen LLP.  Mr. Scheffel is 55 years old.

Jeffrey A. Schwaneke
Mr. Schwaneke has served as our Vice President, Corporate Controller since July 2008 and Chief Accounting Officer since September 2008.  He previously served as Vice President, Controller and Chief Accounting Officer at Novelis Inc. from October 2007 to July 2008, and Assistant Corporate Controller from May 2006 to September 2007.  Mr. Schwaneke served as Segment Controller for SPX Corporation from January 2005 to April 2006.  Mr. Schwaneke served as Corporate Controller at Marley Cooling Technologies, a segment of SPX Corporation, from March 2004 to December 2004 and Director of Financial Reporting from November 2002 to February 2004.  Mr. Schwaneke is 33 years old.

Eric R. Slusser
Mr. Slusser has served as our Executive Vice President and Chief Financial Officer since July 2007 and as our Treasurer since February 2008.  Mr. Slusser served as Executive Vice President of Finance, Chief Accounting Officer and Controller of Cardinal Health, Inc. from May 2006 to July 2007 and as Senior Vice President, Chief Accounting Officer and Controller of Cardinal Health, Inc. from May 2005 to May 2006.  Mr. Slusser served as Senior Vice President-Chief Accounting Officer and Controller for MCI, Inc. from November 2003 to May 2005, as Corporate Controller for AES (an electric power generation and transmission company) from May 2003 to November 2003, and as Vice President-Controller from January 1996 to May 2003 for Sprint PCS. Mr. Slusser is 48 years old.

Keith H. Williamson
Mr. Williamson has served as our Senior Vice President, General Counsel since November 2006 and as our Secretary since February 2007.  From 1988 until November 2006, he served at Pitney Bowes Inc. in various legal and executive roles, the last seven years as a Division President.  Mr. Williamson also serves as a director of PPL Corporation, a publicly-traded energy and utility holding company.  Mr. Williamson is 56 years old.

No executive officer, or any associate of an executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No executive officer is related by blood, marriage or adoption to any director or any other executive officer.

INFORMATION ABOUT CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Corporate Ethics and Compliance Program was first established in 1998 and provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange.

Board and Committee Meetings

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board's primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board held five regular meetings and five special meetings during 2008 and acted by written consent once.  All of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served. Our corporate governance guidelines provide that directors are expected to attend the 2009 Annual Meeting of Stockholders. Eight directors attended the 2008 Annual Meeting of Stockholders.

Our board of directors has appointed Robert K. Ditmore “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Executive sessions of non-management directors will be held at least twice a year.

Our board of directors has established three standing committees – Audit, Compensation, and Nominating and Governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.centene.com, and are available in print to any stockholder who requests a copy.  Our board of directors has also established a Government and Regulatory Affairs Committee, which is co-chaired by Richard A. Gephardt and Tommy G. Thompson.

Our board of directors has affirmatively determined that all directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, and, therefore, a majority of our directors, as well as all of the members of each of the board’s committees, are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In the course of the board's determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the rules of the New York Stock Exchange. In particular, with respect to each of the most recent three completed fiscal years, the board evaluated for Tommy Thompson the amount of fees paid to a law firm in which he serves as a partner and determined that they were under 2% of the law firm's annual revenues. All directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a director or stockholder. The board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 11 of this proxy statement).

The board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The current members of the Audit Committee are Steve Bartlett, Frederick H. Eppinger and John R. Roberts. The Chairman of the Audit Committee is John R. Roberts. The Audit Committee held four regular meetings and one special meeting in 2008.

Compensation Committee

The compensation committee is currently comprised of four members of our board of directors. The board has determined that each of the members of the compensation committee is “independent,” as defined under the rules of the New York Stock Exchange, or NYSE.

The compensation committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the board and/or shareholders for approval. The committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;

•	reviewing and making recommendations to the board with respect to our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Members of management assist the committee in its responsibilities by providing recommendations for the committee’s approval concerning the design of our compensation program for our executive officers other than our chief executive officer, including those executive officers listed in the Summary Compensation Table for the 2008 fiscal year, who we refer to in this proxy statement as the Named Executive Officers, as well as recommended award levels. The design of our compensation program for our chief executive officer is recommended by the committee and approved by the full Board of Directors without any approval of the Chairman, who is the chief executive officer. The committee considered information and data supplied by management and by Hewitt Associates, Inc., or Hewitt, a compensation and benefits consultant retained by management. In addition, the committee has retained an independent compensation consultant, Pearl Meyer and Partners, or Pearl Meyer, that reports directly to the committee to review and make recommendations on the chief executive officer’s compensation.

In 2008, the compensation committee utilized Hewitt to provide advice with respect to the base salaries, bonuses and long-term incentives of our officers, including our Named Executive Officers. The consultants analyzed the compensation levels of the Named Executive Officers of a peer group of companies for the most recently completed fiscal years and used proprietary valuation methodologies to value the long-term incentive compensation levels of the officers of the companies in the peer group. As discussed in the Compensation Discussion and Analysis (CD&A), the compensation committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2008.

The committee delegates to management the authority to grant stock options and restricted stock units under the 2003 Stock Incentive Plan. Our chief executive officer is authorized to issue awards (other than to himself) of up to 30,000 shares to any new hired executive during a calendar year, and is required to report any such grants to the compensation committee retrospectively at the following Compensation Committee meeting . The delegation of authority may be terminated by the compensation committee at any time and for any reason.  All internal promotions and equity grants to a Corporate Officer level and all offers to any “executive officer” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934) will still require full Compensation Committee approval.

The current members of the Compensation Committee are Robert K. Ditmore, Pamela A. Joseph, David L. Steward and Tommy Thompson . The Chairman of the Compensation Committee is Robert K. Ditmore. The Compensation Committee met five times during 2008.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the board;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board’s performance.

The current members of the Nominating and Governance Committee are Robert K. Ditmore, David L. Steward and Tommy G. Thompson. The Chairman of the Nominating and Governance Committee is David L. Steward. The Nominating and Governance Committee met once during 2008.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation,  7711 Carondelet Avenue, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Communicating with Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the Nominating and Governance Committee, with the assistance of our chief executive officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7711 Carondelet Avenue, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our presiding director, or with our non-employee directors as a group, should also follow the foregoing method.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines addressing, among other things, director qualifications and responsibilities, responsibilities of key board committees, director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com. In addition, copies of the Corporate Governance Guidelines are available to all stockholders upon request.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Company, including the principal executive officer and principal financial officer. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we feel the Code of Business Conduct and Ethics will, among other things, focus our board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the board or a committee of the board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com. Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website. In addition, copies of the Code of Business Conduct and Ethics are available to all stockholders upon request.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest. As part of our Code of Business Conduct and Ethics, our directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the board of directors in the case of an executive officer or director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, about the securities authorized for issuance under our equity compensation plans, consisting of our 1996 Stock Plan, 1998 Stock Plan, 1999 Stock Plan, 2000 Stock Plan, 2002 Employee Stock Purchase Plan and 2003 Stock Incentive Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	5,632,502	$19.81	2,001,239
Equity compensation plans not approved by stockholders	—	—	—
	5,632,502		2,001,239

The number of securities in column (a) includes 3,718,372 options with a weighted-average remaining life of 6.4 years and 1,914,130 shares of restricted stock and restricted stock units.

The number of securities in column (c) includes 706,430 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Audit Committee Report

Management is responsible for the preparation of Centene’s consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing a report thereon, in accordance with standards established by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee's responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2008 before their issuance and to discuss significant accounting issues and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee has received from and discussed with the independent registered public accountants matters required to be discussed under the PCAOB standards, SEC rules, and Statement on Auditing Standards, or SAS, No. 61, as amended by SAS No. 90 (Communication with Audit Committees) including, among other things, the following:

•	methods to account for significant unusual transactions;

•	the quality of the Centene’s accounting principles, including the effect of significant accounting policies in controversial or emerging areas;

•
the process used by management in formulating particularly sensitive accounting estimates, the reasonableness of significant judgments, and the basis for the conclusions of KPMG LLP regarding the reasonableness of those estimates;

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements; and

•	material weaknesses or significant internal control deficiencies, if any.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence which requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to Centene’s Board of Directors that the audited consolidated financial statements be included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors of Centene Corporation.

AUDIT COMMITTEE

Steve Bartlett
Frederick H. Eppinger
John R. Roberts, Chair

Independent Registered Public Accounting Firm

Our board of directors, upon the recommendation of the Audit Committee, has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. See “Discussion of proposals – Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm.” KPMG LLP has served as our independent registered public accounting firm since June 8, 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

The following table discloses the aggregate fees billed in 2008 and 2007, by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2008	2007
Audit Fees	$1,350	$1,308
Audit-Related Fees	112	65
Tax Fees	—	—
All Other Fees	—	—

Audit-related fees in 2008 and 2007 consist primarily of fees for operational control reviews.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All audit-related fees and tax fees for 2008 and 2007 were pre-approved by the Audit Committee, and no fees were provided under the de minimis exception to the audit committee pre-approval requirements.

Related Party Transactions

None.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and our annual report on Form 10-K.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair
Pamela A. Joseph
David L. Steward
Tommy G. Thompson

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our compensation policies and arrangements that are applicable to our Named Executive Officers.

Overview of the Compensation Program

The compensation committee administers the executive compensation program. The key compensation goals are to hire, motivate, reward and retain executives who create long-term investor value. The philosophy of the compensation committee as it relates to executive compensation is that our chief executive officer and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading us in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long-term interests of stockholders. Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. The establishment of aggressive expectations and Centene’s ability to deliver consistent operating performance and demonstrated growth in earnings per share has a proven impact on the value of Centene’s share price and therefore shareholder value; attracting and retaining the right management team and establishing the proper rewards alignment to company performance is paramount to the interests of both Centene and its shareholders.

In order to achieve these objectives, the compensation committee establishes target, market-based total compensation (e.g., base salary, annual bonus target and long-term incentives) for similarly sized companies based on revenues. For total compensation, the committee’s competitive objective is for our total compensation to:

•	fall between the 50th percentile to 75th percentile of similarly-sized organizations based on revenues of $4 billion; and
•	approximate the 50th percentile of larger organizations in the health insurance industry based on revenues.

For each component of total compensation, the committee’s competitive objectives are for our:

•	base salary to approximate the 75th percentile of similarly-sized organizations;
•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and
•	long-term incentives to approximate the 50th percentile of similarly-sized organizations.

Both objectives generally result in approximately the same market based total compensation.

The market data was supplied and analyzed by Hewitt and is based upon survey data from ten different sources for businesses which the committee feels are relatively similar in complexity and size (based on 2007 revenues and market capitalization) to us and are representative of the types of major companies with which we have historically competed for executive talent. The survey sources are as follows:

1.	Hewitt: Total Compensation Measurement General Industry and Retail Compensation by Industry: Executive.
2.	Hewitt: Total Compensation Measurement Industrial & Service Executive Regression Analysis.
3.	Mercer: US Mercer Benchmark Database-Executive Survey.
4.	Mercer: US Mercer Benchmark Database-Executive Regression Survey.
5.	Mercer: Integrated Health Networks Compensation Survey-Module 1 Health Plan Executives
6.	Warren Surveys: The HMO Salary Survey.
7.	Watson Wyatt Data Services: Survey Report on Health, Annuity and Life Insurance Management Compensation.
8.	Watson Wyatt Data Services: Survey Report on Top Management Compensation.
9.	Watson Wyatt Data Services: Regression Analysis Survey Report on Top Management Compensation.
10.	Mercer: Integrated Health Networks Compensation Survey-Module 1 Health Plan Executives.

In addition to the survey data, proxy data was reviewed for selected industry peers and selected industry leaders.  The industry peers the Committee reviewed for executive compensation purposes were Amerigroup Corporation, Assurant, Inc., Coventry Health Care, Inc., Magellan Health Services, Inc., Molina Healthcare Inc., Omnicare and Principal Financial Group, Inc.

The Committee reviewed additional data sources from Pearl Meyer in determining the compensation for the CEO. Pearl Meyer was retained independently by the Compensation Committee to provide recommendations for the CEO’s compensation.  The market for executive talent includes companies both within and outside our industry or sector; therefore, the market data we utilize includes, in the aggregate, hundreds of companies both within and outside our industry. The committee considers general market data for similarly sized companies, as well as industry specific data. The compensation committee believes that including this broader range of companies is likely to provide a more representative depiction of the overall competitive market for talent. For comparison purposes, our annual revenues are slightly below the median revenues of the larger sized health care companies included in our market data. Because of the large variance in size among these companies, regression analysis is used to adjust the compensation data for differences in revenues and this adjusted value is used as the basis for comparison between us and the companies in our market data. In circumstances where an employee was responsible for managing a certain aspect of our business, the market data was adjusted using regression analysis to estimate the size of the operations being managed by the employee (e.g., a plan president).

All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the committee’s competitive objectives. In addition, the committee annually reviews a tally sheet for each Named Executive Officer, which includes the current value of all outstanding equity-based awards, deferrals, benefits and perquisites, as well as potential payments under change in control agreements.  The Committee uses the tally sheets to analyze each Named Executive Officer’s base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation.  The Committee noted that the long-term incentive opportunity for many executives decreased significantly in 2008 as a result of the decrease in our company’s market price due to the country’s financial crisis.  Therefore, it was believed that retention of key executives could be challenging without the right combination of base salary, annual incentives and long-term incentive opportunities.

The compensation committee has always viewed compensation as a total package that includes base salary, performance-based bonus compensation, long-term equity compensation, deferrals, benefits and perquisites. Because we do not provide a defined benefit pension plan or retiree health care (except for the chief executive officer as provided for in his employment agreement), the committee feels that it is important that executives are compensated at levels that may exceed their counterparts in industries that provide these types of benefits.

Base Salaries

In determining appropriate annual base salaries, in addition to reviewing market data from Hewitt, the compensation committee considered:

•	the chief executive officer’s recommendations as to compensation for all other executive officers;
•	the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer;
•	the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value; and
•	internal equity.

In certain circumstances such as an external candidate or an executive with high potential, base salary may be positioned above the competitive objectives, with the appropriate supporting rationale. The compensation committee’s analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ base salaries.

Adjustments to base salaries are determined based on merit and market. This requires a detailed evaluation of individual performance, competitive market levels and rates of increase, executive experience, internal equity, as well as our overall salary budget. In 2008, Hewitt compared our base salaries to the market data and, on average; our base salaries for 2008 were approximately equal to the 75th percentile of the market data. In 2009, the Chairman, President and Chief Executive Officer’s annual base salary remained at $1,000,000. Other Named Executive Officers received base salary increases for 2009 in light of the aforementioned factors.  Since annual incentives (as discussed below) are based on a percentage of base salary, base salary increases also have the effect of increasing the size of annual incentive opportunity.

Annual Incentives

The compensation committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to our overall performance. Awards under the bonus plan are recommended to the board of directors by the compensation committee based primarily upon:

•	meeting the company’s earnings per share objective;
•	our overall performance, including our performance versus our business plan;
•	the performance of the individual officer including the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value;
•	targeted bonus amounts which are based upon market data; and
•	the recommendation of the chief executive officer.

Annual incentive compensation is designed to motivate executives to achieve higher levels of success through formula driven targets. Executives are rewarded for meeting annual operating plan objectives for a 12 month period that create shareholder value. Specifically, the primary corporate financial measurements for determining bonus eligibility are earnings per share, revenue growth targets and pre-tax operating margins. Secondly, each business unit may have annual operating plan objectives for a 15 month period consisting of a calendar year plus the 1st quarter of the following year, which determine bonus eligibility. Business unit bonuses are based on meeting pre-established operating plan expectations. Finally, individual performance is evaluated to determine the amount above or below the targeted range that should be awarded based on individual contributions. The committee has previously exercised its discretion to pay bonuses above and below the targeted range.

Target percentages are positioned, on their own, to be competitive with the 50th percentile of the market data. However, when applied to our base salaries they create a total cash opportunity that is consistent with our competitive objectives. Additional amounts are possible in the committee’s discretion, based upon the executive’s achievement of above-target performance, which may allow an executive to actually earn cash compensation near the high end of the range of our competitive objectives.

The compensation committee reviewed the chief executive officer’s performance during 2008 and recommended to the board of directors that an annual bonus of $1,250,000 be awarded to Mr. Neidorff for the year. In making this recommendation, the compensation committee recognized that certain non-operating investment losses were not within the control of management and should be subtracted from the financial measures the committee reviewed.  The Committee believed that these figures were critical in analyzing the ongoing nature of the Company’s operations and measuring the Company’s performance more consistently from year to year.  Using these adjusted measures, the company met its earnings per share goal.  The Company also increased pre-tax earnings by approximately 113% over 2007.  In addition, the Company’s revenue reached $3.4 billion, an increase of 21.5% from 2007.  Finally, the company once again reported strong operating cash flow.  100% of Mr. Neidorff’s 2008 bonus target of 125% of his annual base was paid out as the committee considered the bonus pool available and award sizes for other officers and employees.  Other Named Executive Officers also received an annual bonus based on each individual’s performance and the performance of the company.  Recognizing that pay for performance is part of the company’s culture, in the past the committee has withheld annual incentive bonuses when certain financial measures were not met, most recently in 2006, or not paid out full target bonuses as was the case in 2007.

While Mr. Neidorff’s base salary was not increased in 2009, the board of directors recognized the need to continue to emphasize the committee’s strong belief in pay for performance.  Therefore, Mr. Neidorff’s bonus target for 2009 was increased from 125% of his annual base salary to 150% of his base salary based on Pearl Meyers recommendation.  For 2009, we will continue to use similar objective performance measures stated above and also evaluate individual performance for our annual incentive program. The compensation committee believes that it has set the performance measures targets to provide the appropriate level of motivation for participants based on market and industry expectations.

 Based on the amounts of total compensation listed in the Summary Compensation Table, annual bonus compensation represented from 14.2% to 33.0% of total compensation for the Named Executive Officers in fiscal year 2008. The committee feels that these amounts are reflective of the program’s objective to reward individual performance that contributes to our overall performance in light of meeting the targeted earnings per share amount.

Long-Term Incentives

Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and risk-taking, balance short-term thinking and share long-term successes while aligning executive and shareholder interests.

Long-term incentives are positioned at the lower end of the range of our competitive objective, for two reasons:

•
This keeps our total compensation opportunity in line with our competitive objectives (that is, not every component of pay can be positioned at the high end of the range, or else total compensation opportunity will exceed the high end of the range).

•	Our staffing model and business plan should provide, over a longer time horizon, opportunities for greater than average wealth accumulation as performance warrants.

During the Compensation Committee’s review in December of 2008, it was noted that long-term incentives that were granted to our Named Executive Officer’s in the past were now positioned more towards the 75th percentile of similarly-sized organizations rather than the 50th percentile which is our competitive objective.  Therefore, the committee considered this position when determining the size of the grants made to the Named Executive Officer’s at that meeting.

Long-term incentives are provided both through equity (stock options & restricted stock units (RSUs)) and cash ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice.

Stock options and RSU’s are designed to attract executive talent in a competitive environment while motivating and building an integrated management team that can balance short-term thinking with our long-term objectives. RSUs are also used to motivate and retain key tenured executives as part of their long-term incentive compensation while recognizing exceptional performance and rewarding successful innovation and risk-taking through spot awards.   Options and RSU’s are normally granted at the annual December compensation committee meeting, but may also be awarded at other compensation committee meetings following a promotion, for extraordinary performance, or at time of hire for eligible executives.

In order to continue to align the interests of our Named Executive Officers and stockholders, RSU’s granted in December of 2008 to our Named Executive Officers require the company to meet certain revenue growth and pre-tax income targets in 2009.  These targets must be met in order for the individual to have accelerated vesting of these performance shares.  Including the year of performance, the RSU’s vest over a four year period unless the performance parameters are met; then the vesting will occur over a three year period.  The board of directors determined the award sizes for each Named Executive Officer by analyzing the competitive objectives listed above, reviewing a tally sheet for each Named Executive Officer and evaluating the individual’s 2008 performance.

Under the 2007 Long-Term Incentive Plan, executives will be rewarded cash for achieving long-term (3 year) financial objectives of cumulative revenue growth and pre-tax operating margin. This plan will be used for approximately 50% of total long-term incentive awards. Cash awards are paid annually after completion of each 3 year performance cycle and announced annually prior to the beginning of each 3 year performance cycle. As discussed below, the committee adopted this type of long-term cash plan, to among other things, complement our current 2003 Stock Incentive Plan and assist in managing annual dilution and supplementing the number of shares available under the company’s 2003 Stock Incentive Plan.

The use of options and the long-term cash plan is intended to satisfy the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The use of RSUs helps to reduce annual share usage under the 2003 Stock Incentive Plan, as compared with stock options.  The use of performance based RSUs in 2008 does not currently satisfy Section 162(m) of the Internal Revenue Code.

Based on the amounts of total compensation listed in the Summary Compensation Table, long-term variable compensation represented from 25.7% to 69.6% of total compensation for the Named Executive Officers in fiscal year 2008, which is consistent with general market practice as well as the committee’s overall compensation objectives. As noted above, we traditionally grant awards which are based upon the committee’s recommendation at the December board meeting and do not “time” the granting of long-term incentives awards with respect to the release of material non-public information and have not timed such grants for the purpose of affecting the value of executive compensation.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our Named Executive Officers, other officers and board of directors. We feel that ownership of our stock helps align the interests of our executives and shareholders, and encourages executives to act in a manner that is expected to increase shareholder value. The stock ownership guidelines for our Named Executive Officers are as follows:

Named Executive Officer	Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5X
Executive Vice President	2.5X
Senior Vice President	2X

For those who were executive officers in February 2005 when the stock share ownership guidelines were implemented, the number of shares that should be owned by the executive is determined based on their base salary and share price as of the implementation. For executives hired or promoted to these positions or a higher position after February 2005, the number of shares to be held would be determined at the time they were hired or promoted. In all cases, an executive would have five years to attain the level of stock ownership suggested under these guidelines.

The compensation committee will annually review the stock ownership levels of the executive officers. Future stock awards will take into consideration the executive’s level of attainment of the suggested stock ownership amount.

Officers who fail to achieve these ownership levels will not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), restricted stock or RSUs, shares owned in a self-directed IRA, “phantom shares” held in a deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unvested RSUs are not counted toward meeting the ownership guidelines. As of the close of the last fiscal year and the date of this report, all officers subject to the guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines. We prohibit employees from hedging their stock ownership.

Our stock ownership guidelines for members of our board of directors require them to own 10,000 shares of common stock, and each director has three years from the time they are elected to the board to attain this level of ownership.  As of the close of the last fiscal year and the date of this report, all directors are in compliance with these guidelines or still have time to attain compliance in accordance with the guidelines.  We prohibit directors from hedging their stock ownership.

Other Benefits

We provide our Named Executive Officers with a defined contribution retirement program. This defined contribution retirement program is the same program that is provided generally to our employees. We also provide our Named Executive Officers with a non-qualified defined contribution plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our Named Executive Officers with a defined benefit retirement program. We also do not provide retiree medical coverage to our Named Executive Officers, with the exception to Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to Named Executive Officers and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. In order to ensure that their tax returns are prepared timely and avoid any appearance of impropriety, we require all Named Executive Officers to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by us. In addition, each Named Executive Officer has the option to use a financial advisor for fees that in total do not exceed $11,000 annually for both tax preparation and financial advisement.

The board of directors believes that additional security is required for the position of chairman and chief executive officer and other Named Executive Officers. Pursuant to a policy implemented by our board, Mr. Neidorff is required to use company provided aircraft for all air travel and we provide home security services to Mr. Neidorff.  Mr. Neidorff’s personal use of company aircraft and home security services are fully taxable to him and are not grossed up to cover his personal income tax liability.  Home security services are also provided to our Named Executive Officers and these costs are fully taxable to them and are also not grossed up to cover any personal income tax liability.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our board of directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. The term of the employment agreement extends until November 8, 2014. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1,000,000, which is subject to an annual review by our board of directors. Mr. Neidorff is eligible for an annual target bonus for 2008 of 125% of base salary and an annual target bonus beginning in 2009 of 150% of base salary and a maximum annual bonus equal to not less than 200% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 restricted stock units as of November 8, 2004. Of these restricted stock units, 60% vest in 2009 and the remaining 40% vest ratably beginning in 2010 and ending in 2014. Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff’s employment may be terminated by us for cause or permanent disability or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependents, full acceleration of any unexercised stock options or other equity awards held by him, and acceleration of a portion of unvested restricted stock units awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested restricted stock units and any unexercised stock options or other equity awards held by Mr. Neidorff will vest in full.  Mr. Neidorff is eligible for a gross-up payment if any parts or amounts payable under his employment agreement are deemed to be "excess parachute payments" within the meaning of Section 280G of the Code or similar provision.  Mr. Neidorff’s agreement was amended twice in the past twelve months; (1) to eliminate the non-compete and non-solicitation requirements if there was a “hostile change in control” as defined in his agreement and (2) to add language to the agreement to make it compliant with Internal Revenue Section 409A.

Severance and Change in Control Agreements

Carol E. Goldman, Mark W. Eggert, William N. Scheffel and Eric R. Slusser serve as executive officers pursuant to executive severance and change in control agreements (the agreements). Under these agreements, 2009 annual salaries are $425,000, $570,000, $595,000 and $545,000 to Ms. Goldman and Messrs. Eggert, Scheffel and Slusser, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined), the executive’s employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive’s last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage. The executive’s existing equity awards will vest in full at the time of a change in control.

The agreements also generally provide that, if an executive’s employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive’s existing equity awards.  If any parts or amounts payable under the executive's employment agreement are deemed to be "excess parachute payments" within the meaning of Section 280G of the Code or similar provision, the company may be required to pay the executive an additional cash amount (gross-up payment).

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a “hostile takeover” as defined in the agreement.

The board has determined that it is in our best interests and our shareholders to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive’s full attention and dedication to us, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive’s compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to our chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock incentive plans in a manner intended to comply with the performance-based exception to Section 162(m). Additionally, we intend that our Short-Term Executive Compensation Plan complies with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans or our Short-Term Executive Compensation Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006. Additional description of each component of compensation for our Named Executive Officers is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]		Option Awards ($) [2]	All Other Compensation ($)		Total ($)
Michael F. Neidorff	2008	$1,000,000	$1,250,000	$4,718,780	[3]	$1,387,338	$418,365	[4]	$8,774,483
Chairman, President and Chief Executive Officer	2007	1,000,000	1,000,000	3,977,009	[3]	2,296,518	477,224		8,750,751
	2006	950,000	—	3,931,941	[3]	2,767,140	397,228		8,046,309
Eric R. Slusser	2008	525,000	325,000	237,147		178,340	267,205	[5]	1,532,692
Executive Vice President and Chief Financial Officer	2007	228,365	275,000	59,427		86,297	63,986		713,075
Mark W. Eggert	2008	550,000	455,000	180,189		174,719	18,424	[6]	1,378,332
Executive Vice President, Health Plan Business Unit
Carol E. Goldman	2008	400,000	325,000	149,217		218,395	54,371	[7]	1,146,983
Executive Vice President and Chief Administrative Officer	2007	375,000	170,000	84,044		285,068	25,603		939,715
	2006	325,000	32,058	23,546		285,078	18,719		684,401
William N. Scheffel	2008	575,000	500,000	231,221		391,044	27,750	[8]	1,725,015
Executive Vice President, Specialty Business Unit	2007	510,000	350,000	107,571		467,477	26,362		1,461,410
	2006	425,000	11,947	29,458		436,650	22,498		925,553
________________________________
[1]
The amounts reported as Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, of stock awards granted under the 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to the presented year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2009.  Assumptions used in the calculation of this amount for fiscal years ended December 31, 2005 and 2004, are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2006.There can be no assurance that the grant date fair value of Stock Awards will ever be realized.

[2]
The amounts reported as Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006 in accordance with SFAS 123R of option awards granted under our stock plans and thus include amounts from awards granted in and prior to the presentation year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2009. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2005 and 2004, are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2006. There can be no assurance that the grant date fair value of Option Awards will ever be realized.

[3]
The amount reported as stock awards for Mr. Neidorff represents the expense recorded in 2008, 2007 and 2006, respectively, for the restricted stock awards granted to Mr. Neidorff in 2004, 2007 and 2008. The full grant date fair value of the 2004 award was previously disclosed in the Summary Compensation Table in 2004.

[4]
All other compensation includes $172,923 of personal use of company provided aircraft. Pursuant to the policy established by our board, our Chairman, President and Chief Executive Officer is required to use company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This flight-hour charge reflects the direct operating costs of the aircraft, including fuel, additives and lubricants, airport fees and assessments, as well as aircraft landing and parking, customs and permit fees, in-flight supplies and food, and flight planning and weather services. In addition, the flight-hour charge provides for periodic engine and auxiliary power unit overhauling, outside labor and maintenance parts for the airframe, engine and avionics, crew travel expenses and other miscellaneous costs. The other amounts included in other compensation for Mr. Neidorff include $125,442 in life insurance benefits, $79,000 for security services, nonqualified deferred compensation match, tax preparation fees and 401K match.

[5]
All other compensation includes $192,291 for relocation expenses, $47,523 for security services, nonqualified deferred compensation match, as well as 401k match, tax preparation services and life insurance benefits.

[6]	All other compensation includes tax preparation and financial planning fees as well as life insurance benefits.
[7]	All other compensation includes security services, tax preparation fees, personal aircraft usage as well as life insurance benefits.
[8]	All other compensation includes nonqualified deferred compensation match.

Grants of Plan-Based Awards Table

The following table provides information on 2008 grants of stock options and restricted stock units under the 2003 Stock Incentive Plan, as well as 2008 cash-based grants under the 2007 Long-Term Incentive Plan to each of our Named Executive Officers. The portion of these stock awards that was expensed on our statement of operations in 2008 is shown in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#) [2]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)						Grant Date Fair Value ($) [3]
Michael F. Neidorff	10/27/2008	$	[1]	$1,500,000	$	[1]	—	—	$—	$—	$—
	12/10/2008		—	—		—	100,000	—	—	—	1,691,000
Eric R. Slusser	10/27/2008		[1]	525,000		[1]	—	—	—	—	—
	12/9/2008		—	—		—	10,000	—	—	—	179,200
Mark W. Eggert	10/27/2008		[1]	550,000		[1]	—	—	—	—	—
	12/9/2008		—	—		—	20,000	—	—	—	358,400
Carol E. Goldman	10/27/2008		[1]	400,000		[1]	—	—	—	—	—
	12/9/2008		—	—		—	20,000	—	—	—	358,400
William N. Scheffel	10/27/2008		[1]	575,000		[1]	—	—	—	—	—
	12/9/2008		—	—		—	20,000	—	—	—	358,400
_________________________
[1]
Grants under the 2007 Long-term Incentive Plan were made by the Board of Directors in October 2008, and established at target.  Performance conditions, as well as thresholds and maximums related to the grant are expected to be approved by the Board of Directors or Compensation Committee prior to the annual meeting.

[2]	All 2008 stock grants were made under the 2003 Stock Incentive Plan.
[3]
The Grant Date Fair Value is determined in accordance with SFAS 123R. Assumptions used in the calculation of this amount are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2009. There can be no assurance that the Grant Date Fair Value of Stock Awards will ever be realized.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our Named Executive Officers on December 31, 2008:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Unearned Options (# Unexercisable)		Option Exercise Price [1] ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael F. Neidorff	10,210	—		$7.57	7/24/2012	1,000,000	[3]	$19,710,000
	254,036	—		13.58	8/26/2013	100,000	[4]	1,971,000
	200,000	—		13.98	12/16/2013	100,000	[5]	1,971,000
	180,000	—		17.85	7/27/2014	—		—
	200,000	—		25.40	12/13/2015	—		—
	66,667	33,333	[2]	25.21	12/12/2016	—		—
Eric R. Slusser	15,000	60,000	[6]	21.97	7/9/2017	20,000	[7]	394,200
	—	—		—	—	20,000	[8]	394,200
	—	—		—	—	10,000	[5]	197,100
Mark W. Eggert	15,000	60,000	[9]	22.23	11/13/2017	20,000	[10]	394,200
	—	—		—	—	10,000	[8]	197,100
	—	—		—	—	20,000	[5]	394,200
Carol E. Goldman	7,500	—		7.57	7/24/2012	8,800	[1][5]	173,448
	20,000	—		13.58	8/26/2013	10,000	[8]	197,100
	6,056	—		13.98	12/16/2013	20,000	[5]	394,200
	6,000	3,000	[1][1]	16.65	5/4/2014	—		—
	32,000	8,000	[1][2]	26.07	12/8/2014	—		—
	6,000	4,000	[1][3]	25.40	12/13/2015	—		—
	2,000	3,000	[1][4]	25.21	12/12/2016	—		—
William N. Scheffel	34,486	—		15.35	12/1/2013	11,000	[1][7]	216,810
	24,000	6,000	[11]	16.65	5/4/2014	20,000	[8]	394,200
	40,000	10,000	[1][2]	26.07	12/8/2014	20,000	[5]	394,200
	15,000	10,000	[1][6]	32.06	7/26/2015	—		—
	6,000	4,000	[1][3]	25.40	12/13/2015	—		—
	4,000	6,000	[1][4]	25.21	12/12/2016	—		—

_____________________
[1]	The option price for each grant is equal to the previous day’s closing market price.
[2]	The options vest on December 12, 2009.
[3]	600,000 shares vest on November 8, 2009 and 80,000 shares vest each on November 8, 2010, 2011, 2012, 2013 and 2014.
[4]	The shares vest in three equal installments beginning on February 20, 2009 and continuing annually on the anniversary of the grant date beginning on December 12, 2009.
[5]
If performance conditions for 2009 are met, the shares vest in three equal annual installments beginning in February 2010.  If performance conditions are not met, the shares vest in four equal annual installments beginning in February 2010.

[6]	The options vest in four equal annual installments on the anniversary of the grant date beginning on July 9, 2009.
[7]	The shares vest in four equal annual installments on the anniversary of the grant date beginning on July 9, 2009.
[8]	The shares vest in four equal installments beginning on February 20, 2009 and continuing annually on the anniversary of the grant date beginning on December 12, 2009.
[9]	The options vest in four equal annual installments on the anniversary of the grant date beginning on November 12, 2009.
[10]	The shares vest in four equal annual installments on the anniversary of the grant date beginning on November 12, 2009.
[11]	The options vest on May 4, 2009.
[12]	The options vest on December 8, 2009.

[13]	The options vest in two equal annual installments on the anniversary of the grant date beginning on December 13, 2009.
[14]	The options vest in three equal annual installments on the anniversary of the grant date beginning on December 12, 2009.
[15]
1,600 shares vest in two equal annual installments on the anniversary of the grant date beginning on December 13, 2009; 7,200 shares vest in three equal annual installments on the anniversary of the grant date beginning on December 12, 2009.

[16]	The options vest in two equal annual installments on the anniversary of the grant date beginning on July 26, 2009.
[17]
2,000 shares vest in two equal annual installments on the anniversary of the grant date beginning on December 13, 2009; 9,000 shares vest in three equal annual installments on the anniversary of the grant date beginning on December 12, 2009.

Option Exercises and Stock Vested Table 1

The following table shows the number of shares of Centene stock acquired by our Named Executive Officers in 2008 upon exercise of options or vesting of RSUs:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[4]
Michael F. Neidorff	9,799	[3]	$112,493	—		$—
Eric R. Slusser	—		—	5,000	[3]	89,100
Mark W. Eggert	—		—	5,000	[3]	85,600
Carol E. Goldman	17,359	[4]	196,479	3,200	[3]	51,432
William N. Scheffel	2,000	[3]	140	4,000	[3]	64,290
_____________________
[1]	All options exercised and stock awards vested are reflected in basic shares outstanding.
[2]	Amounts presented are on a pre-tax basis.
[3]	These options or stock units were exercised or vested and the resulting shares held, resulting in a deferral in the value realized.
[4]	15,000 of these options were exercised and the resulting shares held, resulting in a deferral in the value realized.

Nonqualified Deferred Compensation Table

Under the Company’s Deferred Compensation Plan, the Named Executive Officers may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our Named Executive Officers for the fiscal year ended December 31, 2008:

Name	Executive Contributions in Last FY ($) [1]	Registrant Contributions in Last FY ($) [2]	Aggregate Earnings (Losses) in Last FY ($) [3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) [4]
Michael F. Neidorff	$60,000	$23,100	$(155,384)	$—	$488,236
Eric R. Slusser	31,500	9,860	2,161	—	55,211
Mark W. Eggert	—	—	—	—	—
Carol E. Goldman	24,000	6,969	(43,374)	—	72,101
William N. Scheffel	55,500	20,850	(68,318)	—	159,308
_____________________
[1]	Executive contributions are included in the Salary column in the Summary Compensation Table.
[2]	Registrant contributions are included in the Other Compensation column in the Summary Compensation Table.
[3]	The company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.

[4]
The Aggregate Balance at Last Fiscal Year-End column includes money the company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement. For fiscal 2008, the amounts described in footnote 1 are included in the Summary Compensation Table as described in footnote 1. For fiscal 2007, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$60,000; Mr. Slusser-$7,673; Ms. Goldman-$11,136; Mr. Scheffel -$30,207. For fiscal 2006, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table: Mr. Neidorff -$56,978; Ms. Goldman-$13,000; Mr. Scheffel -$25,500. For prior years, all amounts contributed by a named executive officer in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [2]	Total ($)
Steve Bartlett	$—	$207,949	$—	$207,949
Robert K. Ditmore	—	219,615	—	219,615
Frederick H. Eppinger	—	207,949	46,391	254,340
Richard A. Gephardt	103,333	91,282	44,484	239,099
Pamela A. Joseph	—	225,817	38,038	263,885
John R. Roberts	—	231,282	501	231,783
David L. Steward	—	219,615	—	219,615
Tommy G. Thompson	—	219,615	—	219,615
_____________________
[1]
The amounts reported as Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, of stock awards granted under the 2003 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan, and thus may include amounts from awards granted in and prior to 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2009. There can be no assurance that the grant date fair value of Stock Awards will ever be realized. Further detail of the stock awards included herein is discussed below.

[2]
The amounts reported as Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R of option awards granted under our stock plans and thus include amounts from awards granted in and prior to 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2009. There can be no assurance that the grant date fair value of Option Awards will ever be realized. Further discussion of the option awards included herein is discussed below.

Non-employee directors currently receive a quarterly retainer fee of $31,250, provided that the director elects 100% payment pursuant to the Company’s Non-Employee Directors Deferred Stock Compensation Plan. Directors not making this election receive a quarterly retainer fee of $25,000.   In addition, the chairman of the Audit Committee receives a quarterly retainer fee of $7,500 and the chairman of the Compensation Committee, the Nominating and Governance Committee, and Government and Regulatory Affairs Committee each receives a quarterly fee of $3,750.  All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

Each new non-employee director, as of the date on which such director is first elected to the board, is granted an option under our 2003 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. Additionally, each non-employee director receives a grant, as of the date of each annual meeting of stockholders, or when first elected to the board, of restricted shares of our common stock having a deemed value of $100,000 (or equivalent equity-based incentives payable in common stock). During the year ended December 31, 2008, each of the eight non-employee directors were granted restricted shares with a grant date fair market value of $100,000.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our board of directors on December 31, 2008:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Shares or Units of Stock That Have Not Vested (#)
Steve Bartlett	—	—	7,168
Robert K. Ditmore	32,500	—	7,168
Frederick H. Eppinger	6,667	3,333	7,168
Richard A. Gephardt	6,667	3,333	7,168
Pamela A. Joseph	3,334	6,666	7,168
John R. Roberts	10,000	5,000	7,168
David L. Steward	25,000	—	7,168
Tommy G. Thompson	10,000	—	7,168

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our board of directors.

In addition, the board has in the past granted, and may in the future grant, stock options and other equity awards to both employee and non-employee directors under our stock plans.  For example, in December 2008, the Board of Directors approved the grant of 5,000 options to John R. Roberts.  These options vest in five equal annual installments beginning on the anniversary of the grant date on December 10, 2009.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to our Named Executive Officers upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•
If a majority of the incumbent board of directors are replaced. For these purposes, the incumbent board of directors means the directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors, other than in connection with a proxy contest; or

•
Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2008. The applicable agreements are discussed in the Compensation Discussion and Analysis under the heading- “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included on page 19 of this Proxy Statement.

Michael F. Neidorff
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Severance	$—	$6,750,000	$—	$—	$—	$—	$6,750,000
Pro rata Bonus Payment	—	1,250,000	—	—	1,250,000	1,250,000	1,250,000
Unvested Restricted Stock	—	11,826,000	—	—	21,681,000	21,681,000	21,681,000
Long-term Incentive Plan Payment	—	4,896,000	—	551,004	4,896,000	4,896,000	4,896,600
Welfare Benefits Values	—	—	—	—	5,000,000	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	8,267,243

Eric R. Slusser
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$525,000	$—	$—	$—	$1,837,500
Pro rata Bonus Payment	—	393,750	—	—	—	393,750
Unvested Restricted Stock	—	98,550	—	—	—	591,300
Long-term Incentive Plan Payment	—	197,100	—	174,484	174,484	1,344,200
Welfare Benefits Values	—	12,475	—	850,000	—	141,665
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,548,187

Mark W. Eggert
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$550,000	$—	$—	$—	$1,925,000
Pro rata Bonus Payment	—	412,500	—	—	—	412,500
Unvested Restricted Stock	—	98,550	—	—	—	788,400
Long-term Incentive Plan Payment	—	98,550	—	202,035	202,035	747,100
Welfare Benefits Values	—	12,475	—	750,000	—	117,986
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,370,722

Carol E. Goldman
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$400,000	$—	$—	$—	$970,000
Pro rata Bonus Payment	—	300,000	—	—	—	300,000
Unvested Stock Option Spread	—	9,180	—	—	—	9,180
Unvested Restricted Stock	—	63,072	—	—	—	567,648
Long-term Incentive Plan Payment	—	98,550	—	82,651	82,651	617,100
Welfare Benefits Values	—	—	—	1,000,000	—	158,334
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	817,337

William N. Scheffel
Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$575,000	$—	$—	$—	$1,500,000
Pro rata Bonus Payment	—	431,250	—	—	—	431,250
Unvested Stock Option Spread	—	18,360	—	—	—	18,360
Unvested Restricted Stock	—	78,840	—	—	—	611,010
Long-term Incentive Plan Payment	—	197,100	—	187,341	187,341	1,329,200
Welfare Benefits Values	—	12,475	—	550,000	—	111,461
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,495,186

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, none of our executive officers served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of February 27, 2009 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our Named Executive Officers, directors (three of whom are nominated for re-election); and

•	all of our executive officers and directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days	Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days[1]
FRM LLC	4,286,142		—	4,286,142		9.9	—
82 Devonshire Street Boston, Massachusetts 02109
Renaissance Technologies	3,354,600		—	3,354,600		7.8	—
800 Third Avenue, 33th Floor New York, New York 10022
T. Rowe Price Associates, Inc.	3,111,500		—	3,111,500		7.2	—
100 East Pratt Street Baltimore, Maryland 21202
Wellington Management Company, LLP	2,252,408		—	2,252,408		5.2	—
75 State Street Boston, Massachusetts 02109
Michael F. Neidorff	242,051		910,913	1,152,964		2.6	1,228,519
Robert K. Ditmore	338,163	[2]	58,960	397,123	[3]	*	—
William N. Scheffel	33,608		123,486	157,094		*	82,000
Carol E. Goldman	23,750		79,556	103,306		*	54,521
David L. Steward	12,373		51,460	63,833	[3]	*	—
John R. Roberts	18,373	[4]	37,643	56,016	[3]	*	5,000
Steve Bartlett	21,173		25,238	46,411	[3]	*	—
Tommy G. Thompson	9,873		34,227	44,100	[3]	*	—
Frederick H. Eppinger	5,792		27,949	33,741	[3]	*	3,333
Pamela A. Joseph	7,554		17,862	25,416	[3]	*	6,666
Eric R. Slusser	8,377		15,000	23,377		*	108,053
Mark W. Eggert	5,065		15,000	20,065		*	107,500
Richard A. Gephardt	6,102		13,835	19,937	[3]	*	3,333
All directors and executive officers as a group (20 persons)	759,106		1,547,229	2,306,335		5.2	1,893,375
_____________________
*	Represents less than 1% of outstanding shares of common stock.
[1]
The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of February 27, 2009. The share numbers also include the number of phantom shares acquired through the Company’s deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

[2]
Mr. Ditmore’s outstanding shares include 80,050 shares owned by family members, family partnerships or trusts. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

[3]
Shares beneficially owned by Messrs. Bartlett, Ditmore, Eppinger, Roberts, Steward, Thompson and Ms. Joseph include 18,070, 19,292, 14,114, 20,475, 19,292, 17,059 and 7,360, respectively, restricted stock units acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

[4]	Mr. Roberts’ outstanding shares include 13,373 shares owned by a revocable trust. Mr. Roberts disclaims beneficial ownership except to the extent of his pecuniary interest therein.

As of February 27, 2009, there were 43,185,370 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 27, 2009. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and directors is in care of Centene Corporation, 7711 Carondelet Avenue, St. Louis, Missouri 63105.

No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff’s 1,228,519 shares not acquirable within 60 days, 1,000,000 were granted in the form of restricted stock units, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. The shares vest between 2009 and 2014. Subject to such vesting, the restricted stock units and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff’s employment and (b) the date that is six months after Mr. Neidorff’s “separation of service” as defined in the Internal Revenue Code.

All other shares not acquirable within 60 days represent options to purchase shares of common stock or restricted stock units and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash or other non-company securities.

Information with respect to the outstanding shares beneficially owned by FRM LLC is based on Schedule 13G filed with the SEC on February 17, 2009 by such firm.  FRM LLC reports that Edward C. Johnson and FRM LLC each has sole power to dispose of 4,157,662 shares, Pyramis Global Advisors Trust Company, an indirect, wholly owned subsidiary of FRM is the beneficial owner of 62,140; and FIL Limited, is the beneficial owner of 66,340 shares.

 Information with respect to the outstanding shares beneficially owned by Renaissance Technologies LLC is based on Schedule 13G filed with the SEC on February 13, 2009 by such firm.  Renaissance Technologies LLC reports that James H. Simons beneficially owns the 3,354,600 shares, of which it holds sole voting power over 3,228,100 shares,  sole dispositive power over 3,316,900 shares, and shared dispositive power over 37,700 shares.

Information with respect to the outstanding shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) is based on Schedule 13G filed with the SEC on February 12, 2009 by such firm. Price Associates beneficially owns 3,111,500 shares, of which it holds sole voting power over 657,900 shares and sole dispositive power over 3,111,500 shares.  The securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Information with respect to the outstanding shares beneficially owned by Wellington Management Company, LLP. is based on Schedule 13G filed with the SEC on February 17, 2009 by such firm. Wellington

Management Company, LLP beneficially owns 2,252,408 shares. Of the shares Wellington Management Company, LLP owns, it has shared voting power over 1,500,408 shares and shared dispositive power over 2,252,408 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no other reports were required, all Section 16(a) filing requirements during 2008 were complied with on a timely basis, except that, due to administrative error, Michael Neidorff failed to file a Form 4 on January 2, 2008, reporting a gift of 16,000 shares.  This transaction was reported on a Form 4 on March 6, 2009.

If a Named Executive Officer or member of the Board of Directors wants to sell shares of the company’s stock, we require them to sell through a Rule 10b5-1 Sales Plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement, our 2008 Summary Annual Report to Stockholders and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7711 Carondelet Avenue
St. Louis, Missouri 63105
Attn: Keith H. Williamson, Secretary
(314) 725-4477
kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

CENTENE *Corporation*

CENTENE CORPORATION
ATTN: CORPORATE SECRETARY
7711 CARONDELET AVENUE
ST. LOUIS, MO 63105

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CENTE1 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

CENTENE CORPORATION

The Board of Directors recommends a vote FOR all director nominees.

Vote on Directors

	For All	Withhold All	For All Except
1. ELECTION OF CLASS II DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees —
01) Robert K. Ditmore
02) Frederick H. Eppinger
03) David L. Steward

Vote on Proposal

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.

3. **OTHER BUSINESS** In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign exactly as name appears above and to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

You can now access the Centene Corporation account online.

Access the Centene Corporation shareholder *account online via Investor ServiceDirect® (ISD).*

BNY Mellon Shareowner Services, Transfer Agent for Centene Corporation, now makes it easy and convenient to get current information on the shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of BNY Mellon Shareowner Services

*******TRY IT OUT*******

www.melloninvestor.com/isd/

Investor ServiceDirect®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Summary Annual Report, and Form 10-K Documents are available at www.proxyvote.com.

▲ FOLD AND DETACH HERE ▲ CENTE2

CENTENE CORPORATION
PROXY

ANNUAL MEETING OF STOCKHOLDERS, APRIL 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at The Ritz-Carlton, 100 Carondelet Ave., St. Louis, Missouri 63105, on Tuesday, April 28, 2009, at 10:00 a.m., central daylight savings time, and at any adjournments thereof.

If more than one of the above-named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)